EXHIBIT 99.1

NEWS RELEASE

	Contacts:	Claire A. Hart, Senior Vice President
Alon USA Energy, Inc.
972-367-3649

FOR IMMEDIATE RELEASE		Investors: Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600

Media: Blake Lewis
Lewis Public Relations
214-269-2093
Ruth Sheetrit
SMG Public Relations
011-972-547-555551
ALON USA CLOSES ACQUISITION OF 102 CONVENIENCE STORES
DALLAS, TX — June 29, 2007 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced that it has closed its acquisition of Skinny’s, Inc., a privately held Abilene, Texas-based company that owned and operated 102 FINA branded stores in Central and West Texas. The purchase price was approximately $70 million, subject to post-closing adjustments.
Jeff Morris, President and CEO of Alon, said, “At Alon, everything we do revolves around achieving our strategic objectives. By adding these 102 retail stores we continue to build on our objective to expand the physical integration of our Big Spring refinery. Over the next few months, we will be converting these stores to the 7-Eleven brand, thereby solidifying our leadership position as the largest 7-Eleven licensee in the United States. We look forward to welcoming the Skinny’s family, knowing that with their help we will make a successful transition.”
Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company owns and operates four sour and heavy crude oil refineries in Texas, California and Oregon, with an aggregate crude oil throughput capacity of approximately 170,000 barrels per day. Alon markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt. Alon also operates more than 300 convenience stores in West Texas and New Mexico under the 7-Eleven and FINA brand names and supplies motor fuels to these stores from its Big Spring refinery. In addition, Alon supplies approximately 900 additional FINA branded locations.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect Alon’s current expectations regarding future events, results or outcomes, including Alon’s expectations regarding the anticipated benefits of the Skinny’s, Inc. transaction. Such statements are based upon current beliefs and expectations of Alon’s management and are subject to risks and uncertainties, some of which are beyond Alon’s control, which could result in Alon’s expectations not being realized. Actual results could differ materially from those expressed in the forward-looking statements contained in this press release because of a variety of factors. Additional factors that may affect the future results of Alon are set forth in Alon’s filings with the Securities and Exchange Commission.
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